Exhibit n.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Oxford Lane Capital Corp. of our report dated May 23, 2013, relating to the financial statements and financial highlights of Oxford Lane Capital Corp., which appears in such Registration Statement. We also consent to the use of our report dated May 23, 2013 relating to the financial statement schedule which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

June 14, 2013